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FAR EAST ENERGY CORPORATION

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The following press release was issued by Far East Energy Corporation:

FAR EAST ENERGY CORPORATION COMPLETES

FOURTH HORIZONTAL WELL IN THE SHOUYANG

BLOCK IN CHINA

Houston, Texas—November 20, 2006—Far East Energy Corporation (OTCBB: FEEC) announced today that it has completed drilling its fourth horizontal well, FCC HZ04, in the Shouyang Block of its Shanxi Province Project in China. The horizontal well bore was drilled 750 meters through the No. 15 coal seam and dewatering is expected to begin as soon as the necessary equipment is moved to the well site.

“We are very pleased to have the HZ04 well drilling process completed,” said Michael R. McElwrath, CEO and President. “With our first horizontal coalbed methane wells, we believe we have discovered an uncommon and highly desirable combination of high permeability and high gas content. High permeability in conjunction with high gas content and sufficient pressure generally results in higher gas production rates sustainable over a longer period of time. The same high permeability that allows gas to move with greater ease through the coal and from greater distances to the well, also means that water can move to the well from greater distances and it will take longer to dewater.

“We believe the key to realizing the potential benefits of high permeability and to achieving maximum production at the earliest possible date is to drill a pattern of additional wells in the area of our first wells as rapidly as possible in order to accelerate dewatering. The HZ04 well is strategically located to take advantage of what we believe is a highly gas-saturated part of the coal seam. We believe this well is also aligned to benefit both the HZ01 and HZ03 wells in terms of dewatering, and we expect to drill the next Shouyang wells nearby in that same well pattern.”

Far East Energy said today it is finalizing plans to begin drilling the FCC HZ05 horizontal well adjacent to the HZ04 well to enhance what the Company believes is the potential for gas production in that grouping of wells. The Company expects to begin drilling on FCC HZ05 as soon as possible. The Company expects to follow the HZ05 with several additional wells to be drilled nearby in that same well pattern.

China Acreage Overview

The Shouyang and Qinnan Blocks are part of the 4,280 square kilometer (1,057,650 acres) coalbed methane (CBM) project in Shanxi Province that Far East holds under farmouts from ConocoPhillips. Including its 1,073 square kilometer (264,970 acres) project in the Yunnan Province, the total coalbed methane concessions of Far East Energy are approximately 1.3 million acres, a landmass slightly larger than the State of Delaware.

About Far East Energy

Based in Houston, Texas, with offices in Beijing, Kunming, and Taiyuan City, China, Far East Energy Corporation is focused on the acquisition of, and exploration for, coalbed methane in China through its agreements with ConocoPhillips and China United Coalbed Methane Corp. Ltd. (CUCBM).

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Far East Energy Corporation and its management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the preliminary nature of well data, including permeability and gas content, and commercial viability of the wells; risk and uncertainties associated with exploration, development and production of oil and gas; drilling and production risks; our lack of operating history; limited and potentially inadequate cash resources; expropriation and other risks associated with foreign operations; anticipated pipeline construction and transportation of gas; matters affecting the oil and gas industry generally; lack of availability of oil and gas field goods and services; environmental risks; changes in laws or regulations affecting our operations, as well as other risks described in our Annual Report on Form 10-K, Quarterly Reports filed on Form 10-Q, and subsequent filings with the Securities and Exchange Commission.

Contact:	Bill Conboy/ Vice President Bill@ctaintegrated.com Warren Laird/ Senior Account Executive Warren@ctaintegrated.com CTA Integrated Communications 303-665-4200 Release No. 2006-14

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